UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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STRATASYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STRATASYS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	3:30 p.m. Central Time, on May 6, 2010

Place	Stratasys Inc.
Corporate Headquarters
7665 Commerce Way
Eden Prairie, MN 55344

Items of Business
  To elect six directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified; and
  To vote on an advisory proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2010.
  To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Our Board of Directors recommends a vote FOR each nominee named in the proxy statement and FOR the ratification of the appointment of Grant Thornton as our independent registered public accounting firm.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on March 17, 2010.

Voting
We urge you to read this proxy statement and vote your shares promptly. You may vote your shares in person by attending the Annual Meeting. You may also vote your shares by proxy by (i) signing and returning the form of proxy in the enclosed envelope, (ii) the Internet, or (iii) toll-free telephone call. You may revoke your proxy at any time before it is voted, and if you wish, you may attend the Annual Meeting and vote in person even if you have previously signed a proxy. Specific instructions to be followed in order to vote are set forth on the enclosed proxy card or voting instruction form provided by your broker, trustee or nominee.

By Order of the Board of Directors

ROBERT F. GALLAGHER
Chief Financial Officer and Secretary

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are first being distributed on or about April 5, 2010.

Important Notice Regarding the Availability of Materials for the
Annual Meeting to be held on May 6, 2010:

This Notice of Annual Meeting and Proxy Statement, our 2009 Annual Report to Stockholders
and the Form of Proxy are available at http://materials.proxyvote.com.862685.

STRATASYS, INC.
7665 Commerce Way
Eden Prairie, Minnesota 55344-2020
952.937.3000

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 6, 2010

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed form of proxy because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders to be held at 3:30 p.m., Central Time, on May 6, 2010, at Stratasys Corporate Headquarters, 7665 Commerce Way, Eden Prairie, Minnesota. This proxy statement provides information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) for the purpose of assisting you in voting your shares.

How can I obtain Stratasys’ Form 10-K?

A copy of our 2009 Annual Report on Form 10-K is enclosed as a part of our 2009 Annual Report to Stockholders (including beneficial owners of our common stock). Our Form 10-K is also available via our website at www.stratasys.com, or via the SEC’s website at www.sec.gov. Stockholders may also obtain a copy of our Form 10-K free of charge upon written request to Stratasys, Inc., Attention: Secretary, 7665 Commerce Way, Eden Prairie, Minnesota 55344. We will furnish any exhibit to the 2009 Form 10-K if specifically requested.

What items of business will be voted on at the Annual Meeting?
  The election of six directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.
  An advisory proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2010.

We will also consider any other business that is properly brought before the Annual Meeting.

How does the Board recommend I vote?

Our Board recommends that you vote FOR each of the director nominees and FOR the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2010.

What shares can I vote?

Our only class of stock outstanding is common stock, par value $.01 per share. Each share of common stock outstanding as of the close of business on the record date, March 17, 2010, is entitled to one vote on all items of business at the Annual Meeting. You may vote all shares you owned at that time, which may be (1) shares held directly in your name as the stockholder of record and (2) shares held for you as beneficial owner through a broker, trustee or other nominee, such as a bank. On the record date, there were 20,510,787 shares of common stock outstanding and entitled to vote. There were 92 stockholders of record and approximately 9,493 beneficial owners on the record date. The closing price of the common stock for that date, as quoted on the Nasdaq Global Select Market, was $27.69.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer Company, you are considered to be, with respect to those shares, a stockholder of record, and these proxy materials are being sent directly to you by Stratasys. You may have stock certificates for those shares or they may be registered in book-entry form under the direct registration system. As the stockholder of record, you have the right to grant your voting proxy directly to our proxy holders or to vote in person at the Annual Meeting. We have enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account or by a trustee or nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form by the broker, trustee or nominee or an agent hired by the broker, trustee or nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the Annual Meeting.

As a beneficial owner is not the stockholder of record, you may not vote these shares directly at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted on a ballot that we will provide to you at the Annual Meeting. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the proxy card or voting instruction form you are provided.

You may cast your vote by proxy as follows:
  By Internet—Stockholders of record may vote using the Internet by voting at the website listed on the enclosed proxy card. Beneficial owners may vote by accessing the website specified on the voting instruction form provided by their brokers, trustees or nominees. Please check the voting instruction form for Internet voting availability.
  By telephone—Stockholders of record may vote by using the toll-free telephone number listed on the enclosed proxy card. Beneficial owners may vote by telephone by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees.
  By mail—Stockholders of record may vote by completing, signing, dating and mailing the enclosed proxy card in the accompanying pre-addressed postage paid envelope. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided by their brokers, trustees or nominees and mailing them in the enclosed pre-addressed envelope.

Are the proxy statement and annual report available electronically?

This proxy statement and our 2009 Annual Report on Form 10-K are available on our website at www.stratasys.com, at the SEC’s website at www.sec.gov, and at http://materials.proxyvote.com .862685.

Can I change my vote?

If you are a stockholder of record and have submitted a proxy card, you can change your vote by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked, unless you vote again. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation or by submitting a signed proxy bearing a later date, in either case, to Stratasys, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive any such revocation of proxy by 5:00 p.m., Eastern Time, on May 5, 2010, for it to be effective.

If you voted on the Internet or by telephone, you may change your vote by voting at the Annual Meeting or by following the instructions for changing your vote on the enclosed proxy card.

If your shares are held in street name or by a broker, trustee or nominee, you may change your vote by following the instructions provided to you by your broker, trustee or nominee. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.

What is the quorum required in order to conduct business at the Annual Meeting?

A majority of the shares outstanding at the record date must be present at the Annual Meeting in order to establish the quorum necessary to hold the meeting and conduct business. Shares are counted as “present” at the Annual Meeting if the stockholder attends the meeting in person or is represented at the meeting by proxy.

What is the voting requirement to approve the election of directors and any other proposal and how are votes counted?
  Directors are elected by a plurality of the votes cast for the election of directors at the Annual Meeting. In the election of directors, you may vote for all of the nominees or you may withhold your vote with respect to one or more of the nominees.
  Approval of the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. You may vote for or against this proposal, or you may abstain. An abstention has the same effect as a vote against this proposal.

If you provide specific instructions (mark boxes) with regard to certain proposals, your shares will be voted as you instruct. If you sign and return your proxy card or voting instruction form without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board. The proxy holders will vote in their discretion on any other matters that properly come before the Annual Meeting.

If you are a stockholder of record and do not return your proxy card, or do not vote via the Internet or by telephone, your shares will not be voted. However, if you hold shares beneficially in street name, the result will be different. If you do not return the voting instruction form, your broker may vote your shares in certain circumstances and on certain proposals. Generally, brokers may vote shares they hold for you in their own discretion on the proposals to ratify the selection of an independent registered public accounting firm and certain other routine matters, if you do not give them instructions on how to vote. Brokers may not, however, vote your shares in their discretion on the election of directors, but may only vote in accordance with instructions from the beneficial owners.

Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for the purposes of voting on non-discretionary matters. Such shares have no impact on the outcome of such proposals.

What happens if additional matters are presented at the Annual Meeting?

Other than the proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, S. Scott Crump and Thomas W. Stenoien, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with their best judgment. If for any unforeseen reason any of our nominees is not available as a candidate for reelection as a director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Who will count the votes?

We will appoint two individuals to act as inspectors of election to tabulate the votes cast at the Annual Meeting.

What does it mean if I receive more than one set of voting materials?

It means you have multiple accounts with the transfer agent and/or with brokers and banks. Please complete, sign, date and return to us each proxy card and voting instruction form you receive.

We used to get multiple copies of these materials, but now we only get one. Why?

If you and others at your mailing address hold stock through a bank, broker or other institution, you were probably notified that your household would start receiving only one annual report and proxy statement for each company whose stock you hold that way. This practice is known as “householding.” Its purpose is to reduce the volume of duplicate information you receive and to reduce associated printing and postage costs. If you received such a notice, unless you responded that you did not want to participate in householding, your household will receive a single copy of the proxy statement and annual report, accompanied by separate voting instruction forms for each stockholder. If you want to receive multiple household copies in the future, please contact the bank, broker or other institution through which you hold your shares.

Who will pay the costs of soliciting votes for the Annual Meeting?

Stratasys is making this solicitation and will pay the entire cost of preparing, printing, mailing and distributing these proxy materials and soliciting votes with respect to the Annual Meeting. In addition to the mailing of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by certain of our directors, officers and other employees, who will not receive any additional compensation for such activities. We will also reimburse brokerage firms, banks, and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to the beneficial owners of our common stock.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting and publish final results in a current report on Form 8-K within four business days after our Annual Meeting. You can access that Form 8-K, and all of our other reports filed with the SEC, at our website, www.stratasys.com, or at the SEC’s website, www.sec.gov.

Is a list of stockholders entitled to vote at the Annual Meeting available?

The list of stockholders of record as of the record date will be available at the Annual Meeting. It will also be available during business hours for ten days prior to the date of the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m., Central Daylight Time, Monday through Friday, at our principal executive office, 7665 Commerce Way, Eden Prairie, Minnesota. Any Stratasys stockholder may examine the list for any purpose germane to the Annual Meeting.

What is the deadline to propose actions for consideration at next year’s Annual Meeting?

If a stockholder intends to present a proposal at our 2011 Annual Meeting of Stockholders, we must receive it no later than December 7, 2010, in order for it to be included in the proxy statement and form of proxy relating to that meeting. If the date of the meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, or if the proposal is to be presented at any meeting other than the next Annual Meeting of Stockholders, we must receive the proposal at our principal executive office at a reasonable time before the solicitation of such proxies for such meeting is made.

Stockholder proposals for business matters to be conducted at the 2011 Annual Meeting, including nominations of persons to serve as directors of Stratasys, but not to be considered for inclusion in our proxy statement and form of proxy relating to our 2011 Annual Meeting, must be received no later than February 19, 2011. Such proposals should be directed to our Secretary at 7665 Commerce Way, Eden Prairie, Minnesota 55344.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2010 Annual Meeting, please read this Proxy Statement and promptly vote your shares on the Internet, by telephone or by completing, signing, and dating your enclosed proxy or voting instruction form and returning it in the enclosed envelope.

PROPOSAL 1.
ELECTION OF DIRECTORS

Nominees For Election as Directors

Our Board of Directors currently has six members. The directors to be elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies not marked to the contrary will be voted FOR the election to the Board of Directors of the following six persons, all of whom are incumbent directors. All nominees were elected as directors at the 2009 Annual Meeting. The following information provides the age and business experience as of March 17, 2010, of the nominees for election. All nominees have consented to being named as such in this proxy statement and have agreed to serve if elected. If, as a result of circumstances not presently known, any of such nominees declines or is unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select, or the Board may reduce the number of Directors constituting the Board of Directors.

S. Scott Crump, age 56, has served as our Chief Executive Officer, President, Treasurer and a director since our inception in 1988 and as Chief Financial Officer from February 1990 to May 1997. Mr. Crump is, with Lisa H. Crump, his wife, a co-founder of Stratasys, and he is the inventor of Stratasys’ FDM® technology. During the period from 1982 to 1988, Mr. Crump was a co-founder and Vice President of Sales of IDEA, Inc., which later changed its name to SI Technologies, Inc., a leading manufacturer of force, load and pressure transducers. Mr. Crump continued to be a director and shareholder of that company until its sale to Vishay Intertechnologies, Inc. (NYSE: VSH) in April 2005. Mr. Crump, a registered professional engineer, is the son of Ralph E. Crump, a director of Stratasys. Mr. Crump is one of the founders of our company and as the inventor of our FDM technology, he is intimately familiar with our products and our business. We have determined that since he has been involved with the development of our business since its inception, Mr. Crump is well suited to serve as a director of Stratasys.

Ralph E. Crump, age 86, has been a director of Stratasys since 1990. Mr. Crump is President of Crump Industrial Group, an investment firm located in Trumbull, Connecticut. He was a founder and director of Osmonics, Inc., now GE Osmonics, a manufacturer of reverse osmosis water filtration devices, until it was acquired by General Electric Company (NYSE:GE) in February 2003. Mr. Crump was chairman of SI Technologies, Inc. until April 1, 2005, when it was sold to Vishay Intertechnologies, Inc. (NYSE: VSH). In 1962, Mr. Crump founded Frigitronics, Inc., a manufacturer of ophthalmic goods and medical instruments, and was its President and Chairman of the Board until it was acquired by Revlon in 1986. Mr. Crump was also a director of Mity Enterprises, Inc. (Nasdaq: MITY), a manufacturer of institutional furniture, until July 17, 2007, when it was acquired by a wholly owned subsidiary of MITY Holdings, Inc., an affiliate of Sorenson Capital Partners, L.P., and Peterson Partners LP. He is a Trustee of the Alumni Foundation of UCLA and a member of the Board of Overseers for the Thayer Engineering School at Dartmouth College. Mr. Crump is the father of S. Scott Crump. We have determined that, as a founder and director of several public companies, Mr. Crump has extensive experience with entrepreneurial technology companies, which makes him well suited to serve as a director of Stratasys.

John J. McEleney, age 47, has been a director of Stratasys since 2007. He is the Chief Executive Officer of Cloud Switch, a privately held software company. He served as a director of SolidWorks Corporation, a wholly owned subsidiary of Dassault Systemes S.A. (Nasdaq: DASTY), from June 2000 to May 2008, and also served as its Chief Executive Officer from 2001 until June 2007. Mr. McEleney joined SolidWorks in 1996, serving in several capacities, including Chief Operating Officer and Vice President, Americas Sales. Prior to joining SolidWorks, Mr. McEleney held several key management positions at CAD software pioneer Computervision and at defense contractor Raytheon. Mr. McEleney also serves as a director of Newforma, a privately held software company. We have determined that Mr. McEleney’s industry experience in 3D CAD software and his understanding of the market makes him well suited to serve as a director of Stratasys.

Edward J. Fierko, age 69, has been a director of Stratasys since February 2002. Since May 2003, Mr. Fierko has been President of EJF Associates, a consulting firm. From March 2003 to May 2003, Mr. Fierko was Vice President of GE Osmonics, Inc., a manufacturer of reverse osmosis water filtration devices. From November 1999 through February 2003, he served as President and Chief Operating Officer of Osmonics, and from November 1998 to September 1999 he served as Executive Vice President of Osmonics. From September 1987 to August 1998, Mr. Fierko was President and CEO of Ecowater International, a holding company with operating companies in the water, waste and special process treatment industry. Prior to that, Mr. Fierko held several management positions over a 23-year career at General Electric Company. We have determined that Mr. Fierko’s operational experience in manufacturing companies as well as experience in overseeing the accounting function of a division of a public company as its CFO makes him well suited to serve as a director of Stratasys.

Clifford H. Schwieter, age 62, has been a director of Stratasys since 1994. Since 2009, Mr. Schwieter has been the President and a Managing Director of C.H. Schwieter and Associates, LLC, a management and financial consulting firm; he also served in that capacity from 1994 to 2002. From 2002 to 2009, Mr. Schwieter was the President and Chief Executive Officer of Concise Logic, Inc., a software development company focused on semiconductor design tools. From July 1992 to March 1994, he served as President, Chief Executive Officer and a director of Centric Engineering Systems, Inc., which was engaged in the development of mechanical design and analysis software for computing systems ranging from workstations to mainframes and massively parallel networked computing environments. Mr. Schwieter was Vice President and General Manager of the Electronic Imaging Systems Division of the DuPont Company from 1986 to 1991. From 1971 to 1986, Mr. Schwieter was with the General Electric Company, where he served as Vice President of GE’s Calma Company from 1985 to 1986 and was responsible for that subsidiary’s worldwide business in the mechanical design and factory automation arena. He was President and Representative Director of GE Industrial Automation, Ltd., a joint venture between GE and C. Itoh & Company located in Tokyo, from 1982 to 1985. We have determined that Mr. Schwieter’s experience in software development, plastics and mechanical design makes him well suited to serve as a director of Stratasys.

Gregory L. Wilson, age 62, has been a director of Stratasys since 1994. Mr. Wilson has been Chairman of the Board of SimTek Fence, a manufacturer of synthetic fences, since 2007. He was, with his wife Kathy R. Wilson, a co-founder of Mity Enterprises, Inc., a manufacturer of institutional furniture, and served as Chairman of the Board of that company from its inception in 1987 to July 17, 2007 when it was acquired by MITY Holdings, LLC, a subsidiary of Sorenson Capital Partners, L.P. and Peterson Partners L.P. From its inception until May 2002, he also served as President of Mity. From 1982 until 1987, Mr. Wilson was President of Church Furnishings, Inc., in Provo, Utah. Mr. Wilson served as a Financial Analyst at the Ford Motor Company and as General Manager of the Stereo Optical Company in Chicago, Illinois. Mr. Wilson also serves on the board of directors of Design Imaging, Inc., Salt Lake City, Utah, and The Central Utah Advisory Board for Wells Fargo Bank. We have determined that Mr. Wilson’s experience as a CEO of a small cap public company makes him well suited to serve as a director of Stratasys.

Board Independence.

Our Board of Directors has determined that none of our directors, except S. Scott Crump, the Chairman of the Board, President and Chief Executive Officer, and Ralph E. Crump, S. Scott Crump’s father, have a relationship with Stratasys, either as an officer or employee of Stratasys or its subsidiaries or any other relationship that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Therefore, each non-management director, other than Ralph E. Crump, is independent within the meaning of SEC regulations and the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards for director independence. The Board has three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Only independent directors serve on the standing committees of the Board, and accordingly, all members of those committees are also independent.

Availability of Information and Communications with the Board.

We have established a Corporate Governance section on our website, at www.stratasys.com, which is accessible by clicking “Investors” and then clicking “Corporate Governance.” The charters of our Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee are posted there. Additional materials may be added in the future. In addition, our Board has adopted our Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics is filed as Exhibit 14.1 to our 2008 Annual Report on Form 10-K and can be accessed at the SEC’s website www.sec.gov. This proxy statement and our 2009 Annual Report on Form 10-K are also available on our website, www.stratasys.com.

Stockholders may also obtain free printed copies of these materials by contacting Investor Relations as follows:

Stratasys, Inc.
7665 Commerce Way
Eden Prairie, Minnesota 55344
Attention: Shane Glenn – Director of Investor Relations

Email: shane.glenn@stratasys.com

You may address written communications to our non-management directors or, if requested, the full Board of Directors, by mail or courier to Stratasys, Inc., Attention: Secretary, 7665 Commerce Way, Eden Prairie, Minnesota 55344, or by email to Shane Glenn, shane.glenn@stratasys.com.

We have no specific policy requiring directors to attend the Annual Meeting of Stockholders. To reduce the expenses of holding the Annual Meeting, we did not pay the costs of the independent directors to attend the 2009 Annual Meeting of Stockholders, but one independent director attended at his own expense. However, we anticipate that all of our directors will attend the 2010 Annual Meeting of Stockholders.

Meetings of the Board of Directors and Executive Sessions.

Our Board of Directors held 10 meetings in 2009, six of which were conducted by telephone conference call. Each director attended at least 75% of the aggregate number of Board meetings and Board committee meetings on which that director served during 2009. Independent directors meet separately without management or non-independent directors present before each scheduled meeting of the Board of Directors.

Board Committees.

Audit Committee. The Audit Committee is composed of three independent directors. The current members are Edward J. Fierko (Chairman), Clifford H. Schwieter, and Gregory L. Wilson, all of whom served on the Committee in 2009. Each member of the Audit Committee qualifies as “independent” for purposes of membership on the Audit Committee pursuant to Nasdaq listing requirements and SEC rules and is “financially literate” as required by Nasdaq listing requirements. In addition, our Board has determined that Mr. Fierko qualifies as an “audit committee financial expert” as defined by SEC rules and meets the qualifications of “financial sophistication” under the Nasdaq listing requirements as a result of his experience as an officer of a public company. Other members of the Audit Committee who have served as chief executive officers or chief financial officers of public companies or have similar experience or understanding with respect to certain accounting and auditing matters may also be considered audit committee financial experts. You should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of our Board.

The Audit Committee held five meetings in 2009. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors, who report directly to the Audit Committee. In addition, the Audit Committee is responsible for addressing complaints received by Stratasys regarding any accounting, internal accounting controls or auditing matters, as well as employees’ concerns regarding any questionable accounting or auditing matters. The duties of the Audit Committee also include reviewing and considering actions of management in matters relating to audit functions, reviewing reports from various regulatory authorities, reviewing our system of internal controls and procedures, and reviewing the effectiveness of procedures intended to prevent violations of laws and regulations. The Committee’s authority and responsibilities are set forth in its Charter, which is available on our website www.stratasys.com.

The report of the Audit Committee appears on page 24 of this proxy statement.

Compensation Committee. The Compensation Committee is composed of three independent directors. The current members are Clifford H. Schwieter (Chairman), Edward J. Fierko, and Gregory L. Wilson, all of whom served on the Committee in 2009. The Board of Directors has determined that under applicable SEC regulations, Nasdaq listing standards, and Internal Revenue Code rules, all of the members of the Compensation Committee are independent, non-employee, outside directors. A current copy of the Compensation Committee’s Charter is available on our website at www.stratasys.com.

The Compensation Committee held six meetings in 2009. The Compensation Committee recommends to the Board policies for executive compensation and approves the remuneration of all our officers, including our Chief Executive Officer (“CEO”). It also administers our stock option and incentive compensation plans and recommends the establishment of and monitors the compensation and incentive program for all Stratasys executives.

The Compensation Committee acts on elements of executive officer compensation at specified times during the year. Shortly before the end of each year, the Compensation Committee comprehensively reviews the total compensation of each executive officer and relevant peer group comparisons with the Compensation Committee’s independent, external compensation consultant. Decisions on executive officer salaries for the following year are made at the same meeting.

In the first quarter of each year, the Compensation Committee determines the amount of the payments to be made to officers under the annual incentive compensation plan based on performance achieved during the preceding year. In the same quarter, the Compensation Committee sets the performance metrics for the current year’s incentive compensation plan.

The Compensation Committee considers stock option grants for executive officers and other employees at the same time as it establishes the compensation plan for the year. This may occur during the last quarter of the year preceding the implementation of the compensation plan or the first quarter of the ensuing year, depending on the status of the plan at the time. The Compensation Committee generally delegates authority to the CEO to recommend grants of options to employees other than executive officers. However, our Board approves all such grants at the meeting at which stock options are granted to the executive officers.

The Compensation Committee did not retain a compensation consultant in connection with executive compensation for 2009 or 2010.

Our senior management works closely with the Compensation Committee to evaluate and recommend compensation for our other officers and employees. In addition, the CEO makes recommendations to the Compensation Committee regarding compensation for our Chief Operating Officer and Chief Financial Officer.

The report of the Compensation Committee appears on page 17 of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of three independent directors. The current members are Gregory L. Wilson (Chairman), Edward J. Fierko and Clifford H. Schweitzer. The Board of Directors has determined that under applicable Nasdaq listing standards, all of the members of the Nominating and Corporate Governance Committee are independent. A current copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.stratasys.com.

The Nominating and Corporate Governance Committee held two meetings in 2009. In connection with its nominating function, the Committee evaluates and recommends to the Board director nominees to fill vacancies that may occur on the Board of Directors and its standing committees. In connection with its corporate governance function, the Committee reviews and recommends to the Board corporate governance principles applicable to Stratasys, including the evaluation and recommendation of criteria for membership on the Board and the composition and structure of the Board and its committees.

Board Leadership and the Board’s Role in Oversight of Risk Management.

Board Leadership. Our Board does not have a specific policy on whether the positions of Chairman and Chief Executive Officer should be held by different individuals or the same individual, nor does it have a policy regarding the appointment of a lead independent director. The Board believes that it should have the flexibility to determine its leadership from time to time in a manner that will be in the best interests of our Company and its stockholders.

This determination will be based in part upon the individual who is serving as CEO and the composition of the Board at that time.

Presently, Scott Crump, our founder, is serving as both Chairman and CEO, and has served in those capacities since the inception of our Company. Our Board believes that Mr. Crump’s experience of more than 20 years in this dual capacity affords him a unique ability to direct the corporate agenda and to implement Company policies on a day-today basis. In light of the active involvement of our other Directors in setting the agenda for Board meetings, our Board has determined that it is not necessary to appoint a lead independent director. Our Chairman circulates preliminary meeting agendas in advance of all regular Board meetings and solicits input from our Directors on matters that should be included in the agenda for each meeting. As our four independent Directors meet separately in executive sessions during our regular Board meetings, we believe that this leadership structure provides independent oversight of management while facilitating the implementation of corporate policies established by the Board.

Oversight of Risk Management. Our Chief Executive Officer and senior management are principally responsible for risk identification, management and mitigation and have identified operational and financial risks as the primary risks that face our Company. At regularly scheduled Board meetings, our management generally provides the Directors with a review of each key operational component of our business as well as a review of our financial performance and condition. In these reviews, senior management identifies the significant operational and financial risks and their plans for mitigating such risks. Our Directors have the opportunity to evaluate such risks and mitigation plans, to ask questions of management regarding those risks and plans, and to offer their ideas and insights to management as to these and other perceived risks and the implementation of risk mitigation plans.

In addition to discussions at regular Board meetings, our Audit Committee meets separately with our internal audit staff and with representatives of our independent registered public accounting firm to determine whether they have identified any material financial risks or any deficiencies in our internal controls over financial reporting, and if so, their plans to rectify or mitigate these risks. Finally, our Directors discuss risks related to our long-term business strategy at the Board’s annual strategic planning meeting and at other meetings as appropriate during the year. We believe that our Board leadership structure enables senior management to communicate identified risks to the Directors at several levels and affords a free flow of communication between the Board and management regarding risk identification and mitigation.

Consideration of Director Nominees.

Although the Nominating and Corporate Governance Committee has not established minimum qualifications for director candidates, it will consider, among other factors:
  Judgment
  Skill
  Diversity
  Experience with businesses and other organizations of comparable size
  The interplay of the candidate’s experience with the experience of other Board members
  The extent to which the candidate would be a desirable addition to the Board and any committees of the Board

In addition, the Committee considers specific qualities needed to fill vacancies, such as financial sophistication for potential members of the Audit Committee, and other characteristics desired to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Corporate Governance Committee will consider all director candidates recommended by stockholders, if they meet the criteria referred to above. Recommendations may be made in writing and sent to the Chairman of the Nominating and Corporate Governance Committee in care of Stratasys, Inc., 7665 Commerce Way, Eden Prairie, Minnesota 55344. Such recommendations must include the following information:
  the candidate’s name and address
  the biographical data of the candidate
  the candidate’s qualifications

Members of the Nominating and Corporate Governance Committee will assess potential candidates on a regular basis. Any stockholder recommendation of a candidate for election at the 2011 Annual Meeting must be received no later than December 7, 2010 in order for the Nominating and Corporate Governance Committee to consider it.

Diversity.

Our Nominating and Corporate Governance Committee does not have a formal written policy regarding diversity in the composition of our Board of Directors. However, as indicated above, diversity is one of the factors that the Committee considers when evaluating possible nominees to the Board. In determining the diversity of the Board, we take into consideration factors such as employment experience, age, skills, and insights. We believe that the mix of these qualities will afford the Board a diversity of perspectives in its decision-making process.

Executive Officers.

In addition to S. Scott Crump, our Chairman, President, Chief Executive Officer, and Treasurer, the following individuals serve as our executive officers:

Thomas W. Stenoien, age 59, was appointed as our Chief Operating Officer in March 2005. Mr. Stenoien served as our Chief Financial Officer from May 1997 to March 2005. Mr. Stenoien also served as our Executive Vice President from 2001 to March 2005 and as our Secretary from 1999 to May 2006. Mr. Stenoien joined Stratasys in February 1993 as Controller and has also served as Director of Finance.

Robert F. Gallagher, age 54, was appointed as our Chief Financial Officer in March 2005 and was appointed as our Secretary in May 2006. Before joining Stratasys, Mr. Gallagher was the Chief Financial Officer of Selas Corporation of America, a manufacturer of micro-miniature components for the electronics industry, which is now known as Intricon Corporation. From October 2000 until June 2002, he was Chief Financial Officer for Visionics Corporation, a provider of biometric technologies and information systems. From October 1989 until June 2000, Mr. Gallagher was employed by TSI Incorporated, a diversified precision instrument company, last holding the position of Chief Financial Officer. From June 2005 to present, Mr. Gallagher has served on the Board of MOCON, Inc. (Nasdaq: MOCO), a manufacturer of measurement and analytic devices, where he is also a member of the audit committee.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned, directly or indirectly, by (i) each person known by us to be the owner of more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table on page 18 (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group, as of March 17, 2010, unless otherwise noted.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and is not necessarily indicative of beneficial ownership for any other purpose. Shares of our common stock that a person has a right to acquire within 60 days are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. We based our calculations of the percentage owned on 20,510,587 shares outstanding on March 17, 2010.

Except as otherwise indicated, each director and Named Executive Officer (1) has sole investment and voting power with respect to the securities indicated or (2) shares investment and/or voting power with that individual’s spouse.

The address of each director and Named Executive Officer listed in the table below is c/o Stratasys, Inc., 7665 Commerce Way, Eden Prairie, Minnesota 55344

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class
Directors and Officers
S. Scott Crump	493,360	(1)	2.39%
Thomas W. Stenoien	71,240	(2)	*
Robert F. Gallagher	51,200	(3)	*
Ralph E. Crump	589,160	(4)	2.86%
Edward J. Fierko	157,200	(5)	*
John J. McEleney	11,200	(6)	*
Clifford H. Schwieter	12,062	(7)	*
Gregory L. Wilson	185,600	(8)	*
All directors and executive officers (8 persons)	1,571,022	(9)	7.53%

Beneficial Owners of More Than 5%
Waddell & Reed Financial, Inc.	2,053,450	(10)	10.10%
BlackRock, Inc.	1,595,591	(11)	7.88%
Bares Capital Management, Inc.	1,444,819	(12)	7.13%
Riverbridge Partners LLC	1,092,516	(13)	5.39%
PRIMECAP Management Company	1,039,700	(14)	5.13%
Mairs & Power, Inc.	1,017,324	(15)	5.00%
____________________

*	Represents less than 1% of our outstanding common stock.
(1)	Includes 91,200 shares issuable upon the exercise of stock options that are presently exercisable or exercisable within 60 days after March 17, 2010. Does not include 46,800 shares issuable upon the exercise of stock options that are not presently exercisable and will not be exercisable within 60 days after March 17, 2010. Also includes 192,700 shares owned of record by Mr. Crump’s wife. Mr. Crump disclaims beneficial ownership of the shares owned by his wife. In addition, Mr. Crump disclaims beneficial ownership of 278,980 shares owned of record and 91,200 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days after March 17, 2010 held by Ralph E. Crump, Mr. Crump’s father, and 218,980 shares owned of record by Mr. Crump’s mother.

(2)	Includes 51,200 shares issuable upon the exercise of stock options that are presently exercisable or exercisable within 60 days after March 17, 2010. Does not include 44,800 shares issuable upon the exercise of stock options that are not presently exercisable and will not be exercisable within 60 days after March 17, 2010.
(3)	Includes 41,200 shares issuable upon the exercise of stock options that are presently exercisable or exercisable within 60 days after March 17, 2010. Does not include 54,800 shares issuable upon the exercise of stock options that are not presently exercisable and will not be exercisable within 60 days after March 17, 2010.
(4)	Includes 91,200 shares issuable upon the exercise of stock options that are presently exercisable or exercisable within 60 days after March 17, 2010. Does not include 46,800 shares issuable upon the exercise of stock options that are not presently exercisable and will not be exercisable within 60 days after March 17, 2010. Also includes 218,980 shares owned of record by Mr. Crump’s wife. Mr. Crump disclaims beneficial ownership of all shares owned by his wife. In addition, Mr. Crump disclaims beneficial ownership of 209,460 shares owned of record and 91,200 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days after March 17, 2010 held by S. Scott Crump, and 192,700 shares owned of record by Mr. Crump’s daughter-in-law.
(5)	Includes 61,200 shares issuable upon the exercise of stock options that are presently exercisable or exercisable within 60 days after March 17, 2010. Does not include 46,800 shares issuable upon the exercise of stock options that are not presently exercisable and will not be exercisable within 60 days after March 17, 2010.
(6)	Represents 11,200 shares issuable upon the exercise of stock options that are presently exercisable or exercisable within 60 days after March 17, 2010. Does not include 46,800 shares issuable upon the exercise of stock options that are not presently exercisable and will not be exercisable within 60 days after March 17, 2010.
(7)	Includes 11,200 shares issuable upon the exercise of stock options that are presently exercisable or exercisable within 60 days after March 17, 2010. Does not include 46,800 shares issuable upon the exercise of stock options that are not presently exercisable and will not be exercisable within 60 days after March 17, 2010.
(8)	Includes 2,800 shares issuable upon the exercise of stock options that are presently exercisable or exercisable within 60 days after March 17, 2010. Does not include 46,800 shares issuable upon the exercise of stock options that are not presently exercisable and will not be exercisable within 60 days after March 17, 2010.
(9)	Includes 361,200 shares issuable upon the exercise of stock options that are presentably exercisable or exercisable within 60 days after March 17, 2010.
(10)	Represents stock beneficially owned as of December 31, 2009, as indicated on the Report on Schedule 13G filed by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company, 6300 Lamar Avenue, Overland Park, Kansas 66202. Waddell & Reed Investment Management Company exercises direct voting and dispositive power with respect to 1,305,075 shares and Ivy Investment Management Company exercises direct voting and dispositive power with respect to 748,375 shares. The percentage of shares is based on the number of shares outstanding on December 31, 2009 and assumes no acquisition or disposition by Waddell & Reed Investment Management Company or Ivy Investment Company since December 31, 2009.
(11)	Represents stock beneficially owned as of December 31, 2009, as indicated on the Report on Schedule 13G filed by BlackRock, Inc., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors and BlackRock Investment Management, LLC, 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. exercises sole voting and dispositive power with respect to 1,595,591 shares. The percentage of shares is based on the number of shares outstanding on December 31, 2009 and assumes no acquisition or disposition by BlackRock, Inc. since December 31, 2009.
(12)	Represents stock beneficially owned as of December 31, 2009, as indicated on the Report on Schedule 13G filed by Bares Capital Management, Inc., 221 W. 6th Street, Suite 1225, Austin, Texas 78701. Bares Capital Management, Inc. exercises sole voting and dispositive power with respect to 14,019 shares and exercises shared voting and dispositive power with respect to 1,430,800 shares. The percentage of shares is based on the number of shares outstanding on December 31, 2009 and assumes no acquisition or disposition by Bares Capital Management, Inc. since December 31, 2009.
(13)	Represents stock beneficially owned as of December 31, 2009, as indicated on the Report on Schedule 13G filed by Riverbridge Partners LLC, 801 Nicollet Mall, Suite 600, Minneapolis, Minnesota 55402. Riverbridge Partners LLC exercises sole voting power with respect to 857,113 shares, exercises shared voting power with respect to 4,075 and exercises sole dispositive power with respect to 1,092,516 shares. The percentage of shares is based on the number of shares outstanding on December 31, 2009 and assumes no acquisition or disposition by Riverbridge Partners LLC since December 31, 2009.

(14)	Represents stock beneficially owned as of December 31, 2009, as indicated on the Report on Schedule 13G filed by PRIMECAP Management Company, 225 South Lake Avenue, #400, Pasadena, California 91101. PRIMECAP Management Company exercises sole voting power with respect to 893,700 shares and sole dispositive power with respect to 1,039,700 shares. The percentage of shares is based on the number of shares outstanding on December 31, 2009 and assumes no acquisition or disposition by PRIMECAP Management Company since December 31, 2009.
(15)	Represents stock beneficially owned as of December 31, 2009, as indicated on the Report on Schedule 13G filed by Mairs and Power, Inc., 332 Minnesota Street, W-1520, First National Bank Building, St. Paul, Minnesota 55101, Mairs and Power, Inc. exercises sole voting power with respect to 755,300 shares and exercises sole dispositive power with respect to 1,017,324 shares. The percentage of shares is based on the number of shares outstanding on December 31, 2009 and assumes no acquisition or disposition by Mairs and Power, Inc. since December 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

Based on our review of the reports we have received and written representations that no other reports were required for 2009, we believe that all Section 16(a) reporting requirements applicable to our executive officers and directors and persons who own more than 10% of a registered class of our equity securities in 2009 were satisfied in a timely fashion.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis.

Our Compensation Committee is principally responsible for developing our company-wide compensation program. This program is designed to enable all of our employees to receive an annual cash bonus if Stratasys achieves or exceeds the annual performance goals that the Committee establishes. In addition, our compensation program rewards our executives for long-term company performance. The objectives of our compensation program are:
  To attract, retain, motivate and incentivize our employees to help us achieve our business objectives
  To encourage and reward superior individual performance
  To encourage teamwork and reward group performance within our company
  To align the interests of our executives with those of our stockholders by incentivizing increases in the long-term value of our company
Development of Our Compensation Program

In connection with the development of their annual business and financial plan each November, our management team establishes annual company and individual goals for the ensuing year. Consistent with those goals, management makes recommendations for compensation for our executives for that year. Under the plan, executive compensation consists of base salary, annual incentive compensation and long-term incentive compensation. The Committee reviews and evaluates management’s recommendations and reaches consensus with management on a final proposal. The Committee then presents the final proposal to the full Board of Directors, which adopts a final compensation program to be implemented for the next year.

For years prior to 2009, the Committee compared our executives’ compensation with compensation paid to executives at other similar publicly traded manufacturing companies of comparable size. In 2006 and 2007, Riley, Dettmann & Kelsey, LLC, an executive compensation consulting firm in Minnetonka, Minnesota, assisted the Committee in making this evaluation. The Committee also reviews an annual list of compensation at comparable companies compiled by the Minneapolis-based law firm of Dorsey & Whitney. The Committee generally has targeted our executive compensation within the third quartile of executive compensation for comparable companies. The companies included in the peer group for 2007 were:

Aviza Technology, Inc.	Mobility Electronics, Inc.
Digi International, Inc.	Printronx, Inc.
FSI International, Inc.	Rimage Corporation
Hauppauge Digital, Inc.	Secure Computing Corporation
Intevac, Inc.	Ultratech, Inc.
Key Tronic Corporation

The Committee did not obtain the assistance of an executive compensation consultant in connection with establishing executive compensation for 2008 or 2009. For 2008, it believed that based on the consultants’ studies for 2006 and 2007, the compensation established for those years aligned our compensation with that of comparable companies and the Committee’s targets. Since there had been no significant change in our financial standing in relation to comparable companies in looking forward to 2008, the Committee did not believe that it was necessary to obtain a report of an executive compensation consultant for the subsequent year.

In the second half of 2008, it became apparent that the world-wide economic crisis and attendant reduction in capital spending would adversely impact our financial results. In its planning for 2009, management recommended that we freeze the salaries of all of our employees at their current levels. This freeze was also applicable to senior management, and therefore, their annual base salaries for 2009 remained the same as they were in 2008.

The Components of Our Compensation Program

Base Salary. Prior to 2009, we have based executives’ annual base salaries on their individual performance in the prior year, job responsibilities, expected future contributions and salaries paid to executives with similar responsibilities at comparable companies. As we seek to weigh total compensation more heavily toward incentives, base salaries for our executives tend to range near the median salary for executives at comparable companies.

As previously indicated, in accordance with management’s recommendation, we froze the salaries of all of our employees, including our executive officers, for 2009. Accordingly, the Committee maintained Mr. Crump’s annual base salary for 2009 at $203,252, which was the same as his 2008 base salary.

Normally, our CEO proposes the base salaries for Thomas W. Stenoien, our Chief Operating Officer, and Robert F. Gallagher, our Chief Financial Officer. As a result of the salary freeze, however, the Committee maintained Mr. Stenoien’s base salary at $174,056 and Mr. Gallagher’s base salary at $196,948. The Committee has determined that Mr. Gallagher’s duties and responsibilities have a less direct impact on achievement of our performance goals than Mr. Crump’s or Mr. Stenoien’s. Therefore, it has recommended that Mr. Gallagher’s total cash compensation be more heavily weighted to his base salary than Messrs. Crump and Stenoien, whose total cash compensation is more significantly weighted to their annual incentive compensation plans.

Annual Incentive Compensation. We employ a “management by objectives” philosophy at Stratasys and align annual incentive compensation for our executives with their achievement of the objectives that we establish for them. Executives responsible for internal operating or management groups, such as research and development, manufacturing, system sales and human resources, have different management objectives. These objectives may include:
  The number of new products or product enhancements introduced.
  Development of specific training programs.
  Implementation of new manufacturing procedures.
  Development of new or improved inventory ordering and control procedures.
  Sales of a specific number of systems.
We base annual incentive compensation for our CEO, COO and CFO on achieving corporate financial objectives, including, from time to time, revenue, operating profit, backlog, net income, earnings per share and other such financial metrics.

For 2009, the Committee established a target bonus for each executive, which would be paid if specified objectives were met. An executive could earn from 0% to 130% of the target bonus depending upon achievement of the objectives. If Stratasys failed to achieve 85% of a specified objective, no bonus would be paid with respect to that objective. Our annual plan established both quarterly and annual performance objectives for our executives. Consistent with our desire to have our executives achieve the interim plan objectives, we pay bonuses quarterly based upon achievement of the interim plan goals.

If Stratasys does not achieve the performance goals that would result in payment under the plan, the Board will consider payment of a bonus based on actual company performance. Conversely, if we surpass the performance goals that would result in a payment of the maximum amount payable under the plan, the Board may award an additional bonus. In these circumstances the amount of the bonus varies at the discretion of the Board.

From time to time, circumstances arise in which an executive achieves some interim plan objectives, but fails to achieve annual plan objectives, resulting in an overpayment of the bonus for the year. In that instance, we may negotiate a repayment plan with the executive. We also have circumstances in which an executive is unable to achieve his or her management objectives due to circumstances beyond his or her control. In those instances, our Board of Directors may grant a bonus to the executive based upon the individual’s performance and the performance of the executive’s group in light of the adverse circumstances.

In 2009, the Committee based 50% of annual incentive compensation for Messrs. Crump, Stenoien and Gallagher on achievement of the 2009 corporate revenue objective of $117.6 million and 50% on achievement of the 2009 corporate operating income objective of $12.8 million. We had actual revenue for 2009 of $98.4 million, or approximately 84% of the target amount, and actual operating income for 2009 of $5.8 million, or approximately 45% of the target amount. As the plan did not provide for any incentive payment unless we achieved at least 85% of the target revenue or target operating income, no payments were made to the Named Executive Officers under the plan.

At its meeting on February 5, 2010, the Committee evaluated the performance of each of the Named Executive Officers in 2009 in relation to the adverse national and international economic conditions during the year. It noted that the failure to achieve the annual targets was due principally to the world-wide reduction in capital expenditures in 2009, rather than a failure of management. In awarding the bonuses for 2009, the Committee also took into consideration the fact that Stratasys maintained profitability and enhanced its cash flow during a period of international downturn and that the base salary for each of the Named Executive officers for 2010 was increased by only 2% above the 2009 level, and there had been no increase for 2009. Accordingly, the Committee awarded each Named Executive Officer a discretionary bonus that was one-half of the bonus he received for 2008. Such bonus was equal to 28% of the bonus he would have received had we achieved the revenue and operating income targets. This bonus amounted to $29,870 in the case of Mr. Crump, $26,974 in the case of Mr. Stenoien and $12,905 in the case of Mr. Gallagher. The Committee awarded Mr. Gallagher an additional bonus of $20,000 in recognition of his outstanding performance in negotiating and concluding our Agreement with Hewlett-Packard Company.

Stock Option Awards. Since the inception of Stratasys, we have granted stock options as the principal long-term equity incentive for our executives and employees. Stock options enable recipients to derive a financial gain from the appreciation in our stock price from the date that the option is granted to the date of exercise, which we believe aligns the interests of our executives and employees with the long-term interests of our stockholders.

The Committee recommends all stock option awards to the full Board of Directors, which makes all awards. We set the exercise price of our stock options at the closing price of our common stock on Nasdaq on the date of grant. Options generally vest in equal annual installments over a minimum of four years and generally have a term of between five and ten years. The Board generally awards stock options when it approves the annual compensation plan, which may range between October and February, depending on when the final plan is approved. The Board has delegated authority to our CEO to make interim awards of stock options to new hires as those employees join our company. Awards to new executive hires above the CEO’s delegated authority require Board approval. The Committee has determined the number of options to be granted on the basis of, among other things, the overall annual compensation plan for executives, the number of options granted to executives at peer group companies, and the Black-Scholes estimate of the value of the options granted.

The Board made stock option awards to our executives on May 4, 2009. The Board granted 14,000 options to each Named Executive Officer at an exercise price of $9.90 per share. The options vest in five equal annual installments commencing on the first anniversary of the date of grant and expire six years and one month after the date of grant. The Committee and the Board have determined that the vesting and term of these options will serve as a long-term incentive and retention vehicle.

Benefits. Our executives, including the Named Executive Officers, receive the same benefits as all of our other employees. This includes health insurance, paid vacation and matching contributions to our 401(k) plan of up to $3,000 per year. Due to the weak economy, we suspended making discretionary 401(k) matching contributions in February 2009 for all of our employees, including the Named Executive Officers. Our executives do not receive any additional benefits, nor are they entitled to any specific perquisites as a part of our compensation program. We believe that our benefits are competitive with comparable peer group companies.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee establishes and oversees the design and functioning of the Company’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2010 Annual Meeting.

Compensation Committee:

Clifford H. Schwieter, Chairman
Edward J. Fierko
Gregory L. Wilson

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer for the last three completed fiscal years (the “Named Executive Officers”). We did not have any other executive officers during 2009.

					Non-Equity
				Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
S. Scott	2009	203,252	29,870	49,736	-	946	283,804
Crump,	2008	203,252	59,740	228,526	-	6,592	498,110
Chairman,	2007	195,700	-	202,702	59,740	8,211	466,353
President
and Chief
Executive
Officer

Thomas W.	2009	174,056	26,974	49,052	-	801	250,883
Stenoien	2008	174,056	53,948	129,126	-	6,592	363,722
Chief	2007	164,800	-	103,302	53,948	8,211	330,261
Operating
Officer

Robert F.	2009	196,948	32,905	48,367	-	906	279,126
Gallagher	2008	196,948	25,809	29,726	-	3,000	255,483
Chief	2007	187,460	-	3,902	25,809	3,000	220,171
Financial
Officer
____________________

(1)	The amounts in this column reflect discretionary bonuses awarded to the Named Executive Officers for 2008 and 2009 and paid in the subsequent year.
(2)	The amounts in this column reflect the expense recognized for financial statement reporting purposes for the years ended December 31, 2009, December 31, 2008, and December 31, 2007, in accordance with FASB ASC Topic 178. These amounts include options granted in 2003, 2004, 2007, 2008 and 2009 for stock option awards as described in footnote 17 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K. The assumptions made in the valuation of such options are set forth in footnote 17.
(3)	The amounts in this column are payments of annual incentive awards for 2007.
(4)	The amounts in this column reflect matching contributions of $946 paid in 2009 in connection with Mr. Crump’s 401(k) plan, $801 paid in 2009 in connection with Mr. Stenoien’s 401(k) plan, $906 paid in 2009 in connection with Mr. Gallagher’s 401(k) plan, and $3,000 paid in 2008 and 2007 in connection with each Named Executive Officer’s 401(k) plan; $3,592 paid to Mr. Crump in 2008 and $5,211 paid to Mr. Crump in 2007 for travel costs associated with his spouse accompanying him on a company business trip; and $3,592 paid to Mr. Stenoien in 2008 and $5,211 paid to Mr. Stenoien in 2007 for costs associated with his spouse accompanying him on a company business trip.

Grants of Plan-Based Awards

The following table provides information regarding 2009 grants of annual awards for the Named Executive Officers, including the range of estimated possible payouts under our annual management incentive compensation plan and the exercise price and grant date fair value of stock options. These award opportunities align executives’ interests with stockholders by providing an incentive to increase stock price and improve our long-term financial performance.

		Estimated Possible
		Payout Under
		Non-Equity Incentive		All Other Option	Exercise or Base	Closing Price	Grant Date Fair
		Plan Awards (1)		Awards: Number of	Price of Option	on Grant	Value of Stock and
	Grant	Targer	Maximum	Securities Underlying	Awards(2)	Date	Option Awards(3)
Name	Date	($)	($)	Options	($/Sh)	($/Sh)	($)
S. Scott
Crump
Annual
Incentive		107,120	139,256
Option	05/04/09			14,000	9.90	9.90	48,711

Thomas W.
Stenoien
Annual
Incentive		96,870	125,931
Option	05/04/09			14,000	9.90	9.90	48,711

Robert F.
Gallagher
Annual
Incentive		46,278	60,161
Option	05/04/09			14,000	9.90	9.90	48,711
____________________

(1)	Represents the target and maximum potential payouts pursuant to the management incentive compensation plan, which is a cash incentive plan. The Compensation Committee established a target payment for each Named Executive Officer based on achievement of revenue and operating profit goals. Because the lowest payout under the plan is zero, we have not included a column for threshold payments. The annual incentive plan is described under “Compensation Discussion and Analysis—The Components of our Compensation Program, Annual Incentive Compensation,” above.
(2)	The stock option program is described in “Compensation Discussion and Analysis—The Components of our Compensation Program, Stock Option Awards,” above. Our equity compensation plans provide that the exercise price will be not less than the “Fair Market Value” on the date of grant, and define Fair Market Value as the closing price of our common stock on Nasdaq on the date of grant.
(3)	Refer to note 17, “Stock options and warrants,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 9, 2010, for the relevant assumptions used to determine the FASB ASC Topic 718 grant date fair value of our stock option awards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning shares of our common stock covered by exercisable and unexercisable options and unvested or unearned stock awards held by the Named Executive Officers on December 31, 2009.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
		(1)
S. Scott	40,000	–		14.43	01/06/2010
Crump	40,000	–		14.48	02/27/2011
	10,000	–		12.49	11/16/2011
	5,600	8,400	(2)	23.04	11/07/2013
	2,800	11,200	(2)	13.22	11/22/2014
	–	14,000	(2)	9.90	06/04/2015

Thomas W.	6,000	–		14.43	01/06/2010
Stenoien	40,000	–		14.48	02/27/2011
	10,000	–		12.49	11/16/2011
	5,600	8,400	(3)	23.04	11/07/2013
	2,800	11,200	(3)	13.22	11/22/2014
	–	14,000	(3)	9.90	06/04/2015

Robert F.	50,000	–		14.17	03/30/2010
Gallagher	30,000	–		12.49	11/16/2011
	5,600	8,400	(4)	23.04	11/07/2013
	2,800	11,200	(4)	13.22	11/22/2014
	–	14,000	(4)	9.90	06/04/2015
____________________

(1)	Options granted in 2004, 2007 and 2008 vest in five equal annual installments commencing on the first anniversary of the date of grant; options granted in 2004, 2005, and 2007 expire six years after the date of grant; options granted in 2008 expire six years and one month after the date of grant. Options granted in 2005 vested immediately. The amount that vests in any one year is further divided between incentive stock options and non-qualified stock options, to the extent permissible in accordance with federal income tax regulations.
(2)	The vesting dates of Mr. Crump’s unvested options awards are further detailed in the following table.

Grant Date	2010	2011	2012	2013	2014
11/08/2007	2,800	2,800	2,800	–	–
10/23/2008	2,800	2,800	2,800	2,800	–
05/04/2009	2,800	2,800	2,800	2,800	2,800

(3)	The vesting dates of Mr. Stenoien’s unvested options awards are further detailed in the following table.

Grant Date	2010	2011	2012	2013	2014
11/08/2007	2,800	2,800	2,800	–	–
10/23/2008	2,800	2,800	2,800	2,800	–
05/04/2009	2,800	2,800	2,800	2,800	2,800

(4)	The vesting dates of Mr. Gallagher’s unvested options awards are further detailed in the following table.

Grant Date	2010	2011	2012	2013	2014
11/08/2007	2,800	2,800	2,800	–	–
10/23/2008	2,800	2,800	2,800	2,800	–
05/04/2009	2,800	2,800	2,800	2,800	2,800

Option Exercises and Stock Vested

Set forth below for each of our Named Executive Officers is the number of shares of common stock for which options were exercised during the year ended December 31, 2009, and the aggregate dollar value realized upon exercise of such options. We have not granted any equity awards other than stock options to our Named Executive Officers or other employees.

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)
S. Scott Crump	60,000	90,000
Thomas W. Stenoien	44,000	66,980
Robert F. Gallagher	–	–

Equity Compensation Plan Information

       The following table sets forth the number of securities to be issued upon the exercise of, and the weighted average exercise price of, outstanding options, warrants and rights, and the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2009:

Number of
securities
remaining
available for
	Number of		future issuance
	securities	Weighted	under equity
	to be issued upon	exercise price of	compensation
	exercise of	outstanding	plans (excluding
	outstanding	options,	securities
	options, warrants	warrants	reflected in
	and rights	and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders*	735,478	$14.49	1,112,366
____________________

*	We do not have any equity compensation plans that have not been approved by security holders.

Director Compensation

As more fully described below, the following table summarizes the compensation during 2009 for each of our non-employee directors:

	Fees
	Earned or
	Pain in(1)	Option
	Cash	Awards(2)	Total
Name	($)	($)	($)
Ralph E. Crump	21,000	48,367	69,367
Edward J. Fierko	32,750	48,367	81,117
John J. McEleney	21,000	48,367	69,367
Clifford H. Schwieter	27,750	48,367	76,117
Gregory L. Wilson	28,000	48.367	76,367
____________________

(1)	Represents the total amount of annual fees and meeting fees paid for 2009, which are denominated and payable in cash.
(2)	Represents the compensation expense that we recognized during the year ended December 31, 2009, in accordance with the provisions of FASB ASC Topic 718 with respect to stock options granted in 2009. The exercise price of each option is the fair market value on the date of grant, which is the closing price per share of common stock as reported on the Nasdaq Global Select Market on that date. The options granted in 2007, 2008 and 2009 vest in five equal annual installments commencing on the first anniversary of the date of grant. The options granted in 2007 expire six years after the date of grant, and the options granted in 2008 and 2009 expire six years and one month after the date of grant. Each director received a grant of 14,000 options on May 4, 2009. The exercise price of the options granted in 2009 is $9.90 per share, which is the same as the underlying stock price on the date of the grant. The grant date fair value of options is $3.48 per share. Refer to note 17, “Stock options and warrants,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 9, 2010, for the relevant assumptions used to determine the FASB ASC Topic 718 grant date fair value of our stock option awards.

The following table sets forth for each director the aggregate number of stock options outstanding as of December 31, 2009.

Name	Number of Options
Ralph E. Crump	122,000
Edward J Fierko	122,000
John J. McEleney	42,000
Clifford H. Schwieter	74,578
Gregory L. Wilson	39,200

Director Compensation Policies.

S. Scott Crump, the Chairman of the Board, President, Chief Executive Officer and Treasurer, is the only director who is also an employee of Stratasys. He is not paid any fee or additional remuneration for service as a member of the Board, and he is not a member of any Board committee.

Directors who are not employees of Stratasys (“non-management directors”) received an annual fee for Board service of $12,000 as compensation as well as attendance fees of $1,500 for each meeting of the Board attended in person and $250 for each meeting attended by telephone. Each independent director will receive $2,500 per year for committee service and $250 for attendance at each committee meeting not held in conjunction with a regularly scheduled meeting of the Board. The Chairman of the Audit Committee receives an additional $5,000 per year. Directors are reimbursed for travel and other reasonable expenses incurred for the purpose of attending meetings of the Board and its committees.

Employee Compensation Policies and Practices as They Relate to Risk Management.

Our compensation policies for all employees are designed to provide them with a reasonable base cash compensation along with both short-term and long-term incentive compensation, with a view to reducing the risk that any single employee or group of employees with take risks that will result in a material adverse effect on our financial condition. Cash compensation consists of a salary and an annual incentive bonus. We set employees’ salaries at a level that we believe will provide them with a steady income regardless of our performance so that executives do not have to focus on short-term Company performance criteria to the detriment of other important business metrics.

For executives and most other employees, we have generally set the target cash incentive bonus at between 15% and 50% of the executive’s or employee’s annual salary, with a cap of approximately 65% of annual salary. We believe that capping the annual incentive compensation in this way mitigates short-term risk taking, as bonus payouts are limited even if we dramatically exceed the targets. Furthermore, the performance measures are Company measures, rather than individual measures. Thus, we believe that this encourages our executives and other employees to take a balanced approach that focuses on overall corporate performance. Certain sales positions have the majority of their targeted compensation as incentive compensation tied to the sales they can generate. As all sales orders are approved at the corporate level, we do not believe this encourages taking risks that may have a material adverse effect on the Company.

For our long-term performance incentive, we grant stock options, which generally vest over five years and expire six years and one month after the grant date. Accordingly, these options are valuable only if our stock price increases over the long term. Accordingly, we believe that the short-term and long-term variable components of our compensation program motivates our executives and other employees to produce superior short- and long-term corporate results, without excessive risk.

Compensation Committee Interlocks and Insider Participation.

Directors who were members of our Compensation Committee in 2009 are Mr. Schwieter, Mr. Fierko, and Mr. Wilson. During 2009, there were no compensation committee interlocks or other relationships to be reported under this item.

RECOMMENDATION:

The Board of Directors Unanimously Recommends That You Vote FOR
the Election of the Nominees Listed in Proposal 1.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees we paid to Grant Thornton, LLP, our independent registered public accounting firm, for the years ended December 31, 2009 and December 31, 2008 were as follows:

	2009	2008
Audit Fees	$188,494	$193,177
Audit-Related Fees(a)	18,950	22,825
Total Audit and Audit-Related Fees	$207,444	$216,002
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-
____________________

(a)	Audit-Related Fees consisted of fees paid for the audit of our 401(k) plan and use of an electronic accounting research site.

The Audit Committee’s policy is that all audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members and requires any member who pre-approves such services pursuant to that authority to report his decision to the Committee. The Audit Committee has delegated such authority to its Chair, Edward J. Fierko.

REPORT OF THE AUDIT COMMITTEE

The Stratasys Board of Directors adopted a written charter for the Audit Committee, which was amended on March 26, 2004, and is posted on our website, www.stratasys.com. Both this Audit Committee and the Board of Directors have determined that the Amended and Restated Audit Committee Charter states appropriate guiding principles for the Audit Committee. In addition, after evaluating the qualifications of the members of the Audit Committee, the Board of Directors determined that its members continue to have the independence and expertise to serve on the Audit Committee as required by all applicable rules and regulations.

In accordance with the provisions of our charter, we have (i) reviewed Stratasys’ 2009 audited financial statements with management, (ii) discussed with Stratasys’ independent auditors, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement on Auditing Standards No. 61 (“Codification of Statements on Auditing Standards, AU §380”) as modified or supplemented, (iii) received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. We have also discussed with Grant Thornton and received its written confirmation that it remains independent accountants with respect to Stratasys, and discussed with Grant Thornton its independence from the Company.

As part of our responsibilities under our charter, we also reviewed Stratasys’ compliance with its Code of Business Conduct and Ethics and the effectiveness of procedures intended to prevent violation of laws and regulations.

In addition, we met with Grant Thornton prior to the filing of Stratasys’ quarterly reports on Form 10-Q for the first, second and third quarters of 2009 to discuss the results of its review of the financial information included in those reports.

Management has represented to us, and Grant Thornton has confirmed, that Stratasys’ audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In performing our oversight function, we relied upon advice and information received in our discussions with Stratasys’ management, internal accountants, and Grant Thornton. This advice and information was obtained at the Committee meetings held during the year, during which we engaged both management and Grant Thornton in current discussions. Each quarter of the fiscal year ended 2009, we met separately with Grant Thornton. Based on the review and discussions referred to above, we have recommended to the Board of Directors that Stratasys’ audited consolidated financial statements for the year ended December 31, 2009 be included in its Annual Report on Form 10-K for that year.

Audit Committee:

Edward J. Fierko, Chairman
Clifford H. Schwieter
Gregory L. Wilson

PROPOSAL 2.
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of Grant Thornton LLP to serve as our independent registered public accounting firm for 2010. Grant Thornton has served as our independent auditors since 2007 and is familiar with our business and operations. In making this appointment, the Audit Committee considered whether the provision of the services other than the services described under “Audit Fees” and “Audit-Related Fees” is compatible with maintaining the independence of Grant Thornton, and has concluded that the provision of such services is compatible with maintaining independence.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to our stockholders for ratification. In the event that this selection of Grant Thornton is not ratified by a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm.

Representatives of Grant Thornton are not expected to be present at our Annual Meeting.

RECOMMENDATION
The Board of Directors unanimously recommends that you vote FOR Proposal 2.

TRANSACTIONS WITH RELATED PERSONS

There were no related party transactions during the two-year period ended December 31, 2009, based on the definition of “related person” provided in the SEC rules. Each of our nominees for director was a director at the time of his nomination, and there were no related party transactions with any director. In addition, during our last two fiscal years, each security holder identified in the Beneficial Ownership Table on page 12 was a financial institution and, accordingly, had no immediate family members that could be related persons. Finally, our Chief Financial Officer monitors reports filed with the SEC on Schedule 13D or Schedule 13G to determine the owners of more than 5% of our common stock from time to time. In connection with his monitoring of such holders as well as our payables, receivables and other third-party transactions, he would become aware of any transaction with such holders that would be required to be reported hereunder. There were no such transactions during the applicable period.

In light of their experience as long-time directors or executive officers of our Company and other public companies, we believe that all of our directors and executive officers are fully aware of the rules relating to the reporting of related party transactions and highly sensitive to the possibility that our Company might engage in a related party transaction. Accordingly, we expect each of our directors and executive officers to report the existence of any potential related party transaction to our Board of Directors as soon as he becomes aware of such a transaction. Upon disclosure of any such potential transaction, our Board will review such transaction and determine whether it is a related party transaction required to be disclosed in this proxy statement. If our Board determines that it is a related party transaction, then it will evaluate whether the terms and conditions of the transaction are the same as those that would pertain to an arm’s-length transaction between unrelated parties or is otherwise in the best interests of our Company. Based on those criteria and our Board’s evaluation, our Board will vote on whether to approve the transaction.

We believe that our Board of Directors and our Company is small enough at this time that our directors and executive officers will be able to identify all potential related party transactions and bring them to the attention of the Board. However, as we grow, our Board is considering adopting a formal policy with respect to related party transactions.

STRATASYS, INC. 7665 COMMERCE WAY EDEN PRAIRIE, MN 55344-2020
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23076-P93641	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
STRATASYS, INC.

The Board of Directors recommends a VOTE
FOR all nominees listed.
Vote on Directors
1.	The election of six directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
O	O	O

Nominees:	1.)	S. Scott Crump	4.)	John J. McEleney
	2.)	Ralph E. Crump	5.)	Clifford H. Schwieter
	3.)	Edward J. Fierko	6.)	Gregory L. Wilson

The Board of Directors recommends a VOTE FOR the ratification of Grant Thorton LLP as the Company's Independent Registered Public Accounting Firm.		For	Against	Abstain

2.	Ratification of Independent Registered Public Accounting Firm.	O	O	O

The undersigned signatory hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereby, said proxies are authorized to vote in accordance with their best judgment.

The undersigned signatory acknowledges receipt of a copy of the Notice of Annual Meeting, dated April 5, 2010, relating to the Annual Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				O
		Yes	No

Please indicate if you plan to attend this meeting.		O	O
The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing hereon. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name and give title of signing officer.

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
O

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

STRATASYS, INC.
Annual Meeting of Stockholders
3:30 p.m. CDT
Thursday, May 6, 2010
Stratasys Corporate Headquarters
7665 Commerce Way
Eden Prairie, MN 55344

To obtain directions to our Corporate Headquarters, the location of our Annual Meeting of Stockholders, and a map you can visit our website, www.stratasys.com, click on "Stratasys" under "Contacts" and click on "Download Map" or contact Investor Relations at:

Stratasys, Inc.
7665 Commerce Way
Eden Prairie, Minnesota 55344
Attn: Shane Glenn - Director of Investor Relations
Email: shane.glenn@stratasys.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and 2009 Annual Report to Stockholders are
available at http://materials.proxyvote.com/862685

M23077-P93641
STRATASYS, INC. 7665 Commerce Way Eden Prairie, MN 55344-2020

PROXY

       The undersigned, a holder of common stock of Stratasys, Inc., a Delaware corporation (the “Company”), hereby appoints S. Scott Crump and Thomas W. Stenoien, and each of them, the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares of the Company which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on May 6, 2010 and any adjournments thereof, as indicated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SIX DIRECTORS NAMED IN PROPOSAL 1, FOR THE RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STRATASYS, INC.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)